SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

ACELYRIN, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ACELYRIN, INC.

4149 Liberty Canyon Road

Agoura Hills, California 91301

SUPPLEMENT TO THE PROXY STATEMENT FOR THE

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 7, 2024

This supplement (this “Supplement”) supplements the definitive proxy statement of ACELYRIN, INC. (the “Company”), filed with the Securities and Exchange Commission (the “SEC”) on April 22, 2024 (the “Proxy Statement”), relating to the Company’s 2024 Annual Meeting of Stockholders to be held on Friday, June 7, 2024 at 9:00 a.m. Pacific Time via live webcast (the “Annual Meeting”).

Except as supplemented by the information contained herein, this Supplement does not revise or update any of the other information set forth in the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.

MANAGEMENT AND BOARD CHANGES

Chief Executive Officer Succession and Board of Director Changes

Effective May 9, 2024, Mina Kim was appointed as the Chief Executive Officer of the Company and was appointed as a member of the Board of Directors of the Company (the “Board”). By mutual agreement of Shao-Lee Lin, M.D., Ph.D. and the Company, Dr. Lin stepped down from her position as Chief Executive Officer and as a member of the Board, effective on May 8, 2024. The Company has entered into a Separation Agreement and Mutual Release with Dr. Lin pursuant to which the Company agreed to provide Dr. Lin with certain benefits, including the following: a lump sum payment equal to approximately 18 months of base salary, approximately 18 months of equity award and restricted stock vesting acceleration, up to 24 months of health insurance premium payments, a lump sum payment equal to a pro-rated portion of her 2024 target bonus, and an extension of the post-termination exercise period of her outstanding stock option awards.

Ms. Kim’s biographical information may be found under the section titled “Executive Officers” in the Proxy Statement.

Named Executive Officer Departure

Effective on May 8, 2024, the Company and Ron Oyston mutually agreed that Mr. Oyston will step down from his position as Chief People Officer, effective August 15, 2024. The Company has entered into a Separation Agreement and Mutual Release with Mr. Oyston pursuant to which the Company agreed to provide Mr. Oyston with certain benefits, including the following: 12 months of each of salary continuation, COBRA health insurance premiums and equity award vesting acceleration, a lump sum payment equal to a pro-rated portion of his 2024 target bonus, and an extension of the post-termination exercise period of his outstanding stock option awards.

VOTING MATTERS; REVOCABILITY OF PROXIES

This Supplement does not change the proposals to be acted upon at the Annual Meeting or the recommendations of the Board with respect to such proposals, in each case, as described in the Proxy Statement, and there are no changes to the proxy card previously made available to stockholders.

If you have already voted by proxy over the telephone or through the internet, or voted by proxy using the proxy card made available to you, then you do not need to take any action unless you wish to change your vote. If you have already voted and wish to change your vote based on any of the information contained in this Supplement or otherwise, you may change your vote or revoke your proxy at any time before it is voted at the Annual Meeting. Important information regarding how to vote your shares of the Company’s common stock and how to revoke or change a proxy already given is available in the Proxy Statement under the caption “Questions and Answers About these Proxy Materials and Voting—Can I change my vote after submitting my proxy?”

*****

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held on June 7, 2024, at 9:00 a.m. Pacific Time via live webcast.

The Notice, the accompanying Proxy Statement, this Supplement and our 2023 Annual Report on Form 10-K are available at www.proxyvote.com. Your vote is important. Whether or not you plan to attend the Annual

Meeting, we urge you to submit your vote in advance via the internet, telephone or mail.